Exhibit 99.1
Goodrich Announces First Quarter 2007 Financial Results and Increases Outlook for 2007 Sales and Net Income per Diluted Share
•	First quarter 2007 net income per diluted share of $0.78. First quarter 2006 net income of $1.60 per diluted share included $1.05 related to tax settlements. Excluding these tax settlements, first quarter 2007 net income per diluted share increased 42 percent compared to the first quarter 2006.

•	First quarter 2007 sales of $1,589 million increased 12 percent over first quarter 2006, reflecting sales growth in all three segments and all major market channels.

•	Full year 2007 outlook for net income per diluted share increased to $3.20 — $3.35 per diluted share, from $2.95 — $3.15 per diluted share.

•	Full year 2007 outlook for sales increased to $6.3 — $6.5 billion, from the previous range of $6.2 — $6.4 billion.
CHARLOTTE, NC, April 26, 2007 — Goodrich Corporation announced results today for the first quarter 2007, and updated its full year 2007 outlook ranges.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We began 2007 with one of our strongest quarters ever. Our segment operating income margin increased to 14.5 percent for the company, compared to 12 percent one year ago. Sales grew 12 percent, with the strongest growth coming from our commercial aftermarket products and services, which grew 21 percent, compared to the first quarter 2006. We continue to focus on operational excellence across the enterprise, the results of which we believe will be demonstrated through improved margins, increased cash flow and robust top-line growth. Given the results in the first quarter, and our updated forecast for the balance of 2007, we have significantly increased our outlook for sales and income for the full year. We now expect sales to be in the $6.3 — $6.5 billion range, an increase of about $100 million compared to our prior outlook, and we expect earnings per diluted share in the range of $3.20 — $3.35, an increase of $0.20 — $0.25 per diluted share compared to our prior outlook. We continue to expect net cash provided by operating activities minus capital expenditures to be between 60 — 75 percent of net income, and we expect this metric to improve in 2008 and beyond.”
“The commercial airplane manufacturers have a great backlog of orders, and they are continuing to experience continued strong new order flow. Airlines worldwide continue to increase capacity, and it now appears that most U.S. airlines will return to profitability in 2007. These trends bode very well for our commercial aftermarket sales, which we believe will grow by more than 10 percent in 2007, and will continue to grow at a rate significantly greater than capacity growth in the global airline system beyond 2007. Additionally, in 2007 we expect our defense sales to increase by about 7 percent, after being relatively flat in 2006,” Larsen continued.
Goodrich reported first quarter 2007 net income of $100 million, or $0.78 per diluted share, on sales of $1,589 million. In the first quarter 2006, the company reported net income of $202 million, or $1.60 per diluted share, on sales of $1,424 million. Included in the results for the first quarter 2006 was approximately $132 million, or $1.05 per diluted share, related to the impact of tax settlements with the IRS. To provide the most meaningful comparison of first quarter 2006 and 2007 results, Goodrich believes that the first quarter 2006 net income per diluted share of $1.60 should be adjusted for the impact of the $1.05 per diluted share related to tax settlements that were completed during the first quarter 2006. Excluding these tax settlements, net income per diluted share for the first quarter 2006 was $0.55, compared to first quarter 2007 results of $0.78 per diluted share. On that basis, first quarter 2007 net income per diluted share increased 42 percent when compared to the similar results for the first quarter 2006.
The increased sales for the quarter reflect growth in all three of the company’s major market channels. For the first quarter 2007 compared to the first quarter 2006, sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by about 4 percent;

•	Regional, business and general aviation airplane original equipment sales increased 7 percent;

•	Large commercial, regional and general aviation airplane aftermarket sales increased by 21 percent, and;

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 8 percent.
Income in the first quarter 2007, compared to the first quarter 2006, was positively affected by the strong sales discussed above and improved operational performance in most business units. For the first quarter 2007, the company reported an effective tax rate of 35.0 percent.
Net cash provided by operating activities during the first quarter 2007 was $123 million, an increase of $57 million from the same period in 2006. The increase was primarily due to increased income, lower working capital growth and higher deferred taxes. Capital expenditures were $37 million in the first quarter 2007 compared to capital expenditures in the first quarter

2006 of $43 million. For the first quarter 2007 net cash provided by operating activities, minus capital expenditures, as a percent of net income was approximately 86 percent.
Business Highlights
•	Japan Airlines (JAL) and Shanghai Airlines have selected Goodrich to supply wheels and electrically-actuated brakes for the Boeing 787 Dreamliner aircraft that they are adding to their fleets. JAL has 35 aircraft on order and Shanghai Airlines has nine aircraft on order. Both airlines expect to receive deliveries of their aircraft in 2008.

•	Goodrich will be supplying various products and services including thrust reversers, inlets and engine and pylon installation systems and equipment in support of the U.S. Air Force’s Joint Surveillance Target Attack Radar System (JSTARS) aircraft fleet re-engining program that was announced in January by the U.S. Air Force and Northrop Grumman.
2007 Outlook
The company’s sales outlook is based on market assumptions for each of its major market channels, which are included in the supplemental data portion of this press release.
The company continues to expect that 2007 will be another year of strong sales growth with improving segment operating income margins. The company now expects that full year 2007 sales will be in the range of $6.3 — $6.5 billion, compared with prior expectations of $6.2 — $6.4 billion. The outlook for 2007 net income per diluted share has been increased to $3.20 — $3.35, compared with prior expectations of $2.95 — $3.15, reflecting income and margin expansion associated with sales growth in all major market channels and improved operating efficiencies.
The 2007 outlook assumes, among other factors, a full-year effective tax rate of 31 — 33 percent, which may vary from quarter-to-quarter depending on many factors, including settlements with state, federal and international tax authorities.
To provide the most meaningful comparison between 2006 results and the outlook for 2007 net income per diluted share, Goodrich believes that the 2006 net income per diluted share of $3.81 should be adjusted for the impact of the $1.15 per diluted share related to tax settlements that were completed during 2006. Excluding these tax settlements, net income per diluted share for 2006 was $2.66, compared to expected results of $3.20 — $3.35 for 2007.
Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to be in the range of 60 — 75 percent of net income in 2007. This outlook reflects a continuation of cash expenditures for investments in the Boeing 787 Dreamliner and the Airbus A350 XWB and capital expenditures for facility expansions to support increased aftermarket demand, low cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company continues to expect capital expenditures for 2007 to be in a range of $270 — $290 million. Of these capital expenditures, approximately 40 percent are expected to be associated with investments in low cost country manufacturing, previously announced MRO facility expansions and new facilities to support aftermarket sales growth, and expenditures related to the company-wide implementation of a new Enterprise Resource Planning (ERP) system.
The current sales, net income and net cash provided by operating activities outlook for 2007 do not include the impact of acquisitions or divestitures or resolution of an A380 claim against Northrop Grumman.

The supplemental discussion and tables that follow provide more detailed information about the first quarter 2007 segment results and assumptions underlying the 2007 outlook.

Goodrich will hold a conference call on April 26, 2007 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5592.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	cancellation or delays of orders or contracts by customers or with suppliers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the resolution of contractual disputes with Northrop Grumman related to the purchase of aeronautical systems;

•	the resolution of items in IRS examination cycles;

•	the possibility of restructuring and consolidation actions beyond those previously announced by us;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended March 31, 2007 Compared with Quarter Ended March 31, 2006

	Quarter Ended March 31,
			%	% of Sales
	2007	2006	Change	2007	2006
		(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$609.2	$538.4	13%
Nacelles and Interior Systems	$546.9	$493.8	11%
Electronic Systems	$432.4	$391.6	10%

Total Sales	$1,588.5	$1,423.8	12%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$49.9	$23.3	114%	8.2%	4.3%
Nacelles and Interior Systems	$126.3	$104.8	21%	23.1%	21.2%
Electronic Systems	$54.8	$42.9	28%	12.7%	11.0%

Segment Operating Income	$231.0	$171.0	35%	14.5%	12.0%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $609 million for the quarter ended March 31, 2007 increased $71 million, or 13 percent, from $538 million for the quarter ended March 31, 2006. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales of approximately $26 million, primarily in our landing gear, aircraft wheel and brake and actuation systems business units;

•	Higher large commercial airplane OE sales of approximately $16 million, primarily in our landing gear business unit;

•	Higher regional and business OE and aftermarket sales of approximately $17 million, primarily in our aircraft wheel and brake, landing gear and actuation systems business units, and;

•	Higher airframe heavy maintenance sales of approximately $5 million.
Actuation and Landing Systems segment operating income of $50 million for the quarter ended March 31, 2007 increased $27 million, or 114 percent, from $23 million for the quarter ended March 31, 2006. This increase in operating income was a result of the following:
•	Higher sales volume and favorable product mix across all businesses, which generated income of approximately $17 million, and;

•	Higher operating income of approximately $16 million, driven primarily by improved brake life performance in the aircraft wheel and brake business unit and higher pricing across all business units. These improvements are net of increased operating costs, including raw material price escalation and higher labor and overhead expenses in the landing gear business unit.
These favorable impacts were partially offset by unfavorable foreign exchange impacts of approximately $7 million, primarily in our landing gear and actuation system business units.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $547 million in the quarter ended March 31, 2007 increased $53 million, or 11 percent, from $494 million in the quarter ended March 31, 2006. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales, including spare parts and MRO volume of approximately $44 million, primarily in our aerostructures and interior systems business units, and;

•	Higher defense OE and aftermarket sales of approximately $8 million, primarily in our interior systems business unit.
Nacelles and Interior Systems segment operating income of $126 million in the quarter ended March 31, 2007 increased $21 million, or 21 percent, from $105 million in the quarter ended March 31, 2006. Segment operating income was higher primarily as a result of higher sales volume and favorable product mix, primarily in our aerostructures and interior systems business units, which generated income of approximately $24 million. This increase in segment operating income was partially offset by cost increases, primarily in our aerostructures business unit.
Electronic Systems: Electronic Systems segment sales of $433 million in the quarter ended March 31, 2007 increased $41 million, or 10 percent, from $392 million in the quarter ended March 31, 2006. The increase was primarily due to:
•	Higher defense and space OE and aftermarket sales of approximately $16 million in all of our business units;

•	Higher regional and general aviation airplane OE and aftermarket sales of approximately $16 million in nearly all of our business units, and;

•	Higher sales of products to the helicopter market of approximately $9 million in our sensors and integrated systems and engine controls and power business units.
Electronic Systems segment operating income of $55 million in the quarter ended March 31, 2007 increased $12 million, or 28 percent, from $43 million in the quarter ended March 31, 2006. Segment operating income was higher primarily as a result of higher sales volume, generating operating income of approximately $18 million. This increase in segment operating income was partially offset by cost increases of approximately $6 million, primarily in our sensors and integrated systems business unit.

2007 Outlook — Market Channel Assumptions
Goodrich’s 2007 outlook is based on certain market assumptions, including the following:
•	Goodrich expects deliveries of Airbus and Boeing large commercial aircraft to increase by about 8 — 10 percent in 2007 compared to 2006. Goodrich sales of large commercial aircraft original equipment products are projected to grow by about the same rate as the increase in deliveries in 2007.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to grow at about 4 — 5 percent in 2007. Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are expected to grow by more than 10 percent in 2007 compared to 2006.

•	Total regional and business aircraft production is expected to increase slightly in 2007 compared to 2006. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to increase sales in this market channel by more than 10 percent in 2007 compared to 2006.

•	Goodrich defense and space sales (original equipment and aftermarket) are expected to grow by approximately 7 percent in 2007 compared to 2006. Growth is expected in all three segments.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2007	2006
Sales	$1,588.5	$1,423.8
Operating costs and expenses:
Cost of sales	1,133.7	1,043.9
Selling and administrative costs	255.8	237.2

	1,389.5	1,281.1

Operating Income	199.0	142.7
Interest expense	(31.6)	(32.0)
Interest income	1.8	1.1
Other income (expense) — net	(15.6)	(10.6)

Income from continuing operations before income taxes	153.6	101.2
Income tax (expense) benefit	(53.8)	99.1	(1)

Income From Continuing Operations	99.8	200.3
Income from discontinued operations	—	0.6
Cumulative effect of change in accounting	—	0.6

Net Income	$99.8	$201.5

Basic Earnings per Share:
Continuing operations	$0.80	$1.62	(1)
Discontinued operations	—	—
Cumulative effect of change in accounting	—	0.01

Net Income	$0.80	$1.63	(1)

Diluted Earnings per Share:
Continuing operations	$0.78	$1.59	(1)
Discontinued operations	—	—
Cumulative effect of change in accounting	—	0.01

Net Income	$0.78	$1.60	(1)

Dividends Declared per Common Share	$0.20	$0.20

Weighted — Average Number of Shares Outstanding
(in millions)
Basic	125.2	123.5

Diluted	127.8	125.6

(1)	First Quarter 2006 results include a favorable tax settlement of $132 million, or $1.05 per diluted share.

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,		$	%
	2007	2006	Change	Change
Sales:
Actuation and Landing Systems	$609.2	$538.4	$70.8	13.2%
Nacelles and Interior Systems	546.9	493.8	53.1	10.8%
Electronic Systems	432.4	391.6	40.8	10.4%

Total Sales	$1,588.5	$1,423.8	$164.7	11.6%

Operating Income:
Actuation and Landing Systems	$49.9	$23.3	$26.6	114.2%
Nacelles and Interior Systems	126.3	104.8	21.5	20.5%
Electronic Systems	54.8	42.9	11.9	27.7%

Total Segment Operating Income (1)	231.0	171.0	60.0	35.1%

Corporate General and Administrative Costs	(28.7)	(27.2)	(1.5)	5.5%
ERP Implementation Costs	(3.3)	(1.1)	(2.2)	200.0%

Total Operating Income	$199.0	$142.7	$56.3	39.5%

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	8.2%	4.3%
Nacelles and Interior Systems	23.1%	21.2%
Electronic Systems	12.7%	11.0%

Total Segment Operating Income as a Percent of Sales	14.5%	12.0%

(1)	Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses, which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2007	2006
Current Assets
Cash and cash equivalents	$231.9	$201.3
Accounts and notes receivable — net	1,009.4	912.4
Inventories — net	1,647.5	1,551.8
Deferred income taxes	232.1	250.3
Prepaid expenses and other assets	76.9	91.7

Total Current Assets	3,197.8	3,007.5

Property, plant and equipment — net	1,323.7	1,327.7
Prepaid pension	2.3	2.3
Goodwill	1,344.3	1,341.3
Identifiable intangible assets — net	468.3	472.0
Deferred income taxes	32.3	35.5
Other assets	707.4	714.9

Total Assets	$7,076.1	$6,901.2

Current Liabilities
Short-term debt	$—	$11.8
Accounts payable	669.3	584.6
Accrued expenses	829.5	819.0
Income taxes payable	87.2	212.5
Deferred income taxes	3.3	3.3
Current maturities of long-term debt and capital lease obligations	1.2	1.4

Total Current Liabilities	1,590.5	1,632.6

Long-term debt and capital lease obligations	1,722.1	1,721.7
Pension obligations	607.9	612.1
Postretirement benefits other than pensions	378.5	379.1
Long-term income taxes payable	143.3	—
Deferred income taxes	41.3	57.2
Other non-current liabilities	517.1	521.8
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value Authorized 200,000,000 shares; issued 140,398,499 shares at March 31, 2007 and 139,041,884 shares at December 31, 2006
(excluding 14,000,000 shares held by a wholly owned subsidiary)	702.0	695.2
Additional paid-in capital	1,358.8	1,313.3
Income retained in the business	751.1	666.5
Accumulated other comprehensive income (loss)	(241.1)	(260.8)
Common stock held in treasury, at cost (15,232,451 shares at March 31, 2007 and 14,090,913 shares at December 31, 2006)	(495.4)	(437.5)

Total Shareholders’ Equity	2,075.4	1,976.7

Total Liabilities And Shareholders’ Equity	$7,076.1	$6,901.2

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2007	2006
Operating Activities
Net income	$99.8	$201.5
Adjustments to reconcile net income to net cash provided by operating activities:
Income (loss) from discontinued operations	—	(0.6)
Cumulative effect of change in accounting	—	(0.6)
Restructuring and consolidation:
Expenses	0.2	1.5
Payments	(0.6)	(1.8)
Asset impairments	—	0.9
Depreciation and amortization	61.4	56.3
Excess tax benefits related to share-based payment arrangements	(4.0)	(1.2)
Share-based compensation expense	16.2	21.9
Deferred income taxes	(9.0)	(4.2)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(93.5)	(96.6)
Inventories, net of pre-production and excess-over-average	(57.6)	(54.2)
Pre-production and excess-over-average inventories	(32.8)	(28.4)
Other current assets	4.2	9.1
Accounts payable	81.8	62.8
Accrued expenses	0.3	(17.7)
Income taxes payable	51.4	(87.7)
Other non-current assets and liabilities	5.3	4.6

Net Cash Provided By Operating Activities	123.1	65.6

Investing Activities
Purchases of property, plant and equipment	(36.9)	(43.2)
Proceeds from sale of property, plant and equipment	0.1	0.1

Net Cash Used In Investing Activities	(36.8)	(43.1)

Financing Activities
Increase (decrease) in short-term debt, net	(11.8)	6.1
Repayment of long-term debt and capital lease obligations	(0.4)	(0.4)
Proceeds from issuance of common stock	36.8	18.5
Purchases of treasury stock	(57.8)	(0.4)
Dividends	(25.1)	(24.6)
Excess tax benefits related to share-based payment arrangements	4.0	1.2
Distributions to minority interest holders	(1.7)	(1.0)

Net Cash Used In Financing Activities	(56.0)	(0.6)

Net cash (used) provided by discontinued operations	(0.3)	9.1
Effect of exchange rate changes on cash and cash equivalents	0.6	0.7

Net increase in cash and cash equivalents	30.6	31.7
Cash and cash equivalents at beginning of period	201.3	251.3

Cash and cash equivalents at end of period	$231.9	$283.0

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2007	2006

Preliminary Income Statement Data:
Net Interest Expense	$(29.8)	$(30.9)
Other Income (Expense), Net:	$(15.6)	$(10.6)

- Divested Business Retiree Health Care	(4.8)	(4.8)
- Loss on Extinguishment or Exchange of Debt	—	—
- Income (Expense) related to previously owned businesses	(5.7)	(1.4)
- Minority interest and equity in affiliated companies	(5.6)	(3.8)
- Other Income (Expense)	0.5	(0.6)

Preliminary Cash Flow Data:
Dividends	$(25.1)	$(24.6)
Depreciation and Amortization	$61.4	$56.3

- Depreciation	44.1	40.2
- Amortization	17.3	16.1

	March 31,	December 31,
	2007	2006

Preliminary Balance Sheet Data:
Preproduction and Excess-Over-Average Inventory	$431.8	$399.0

Short-term Debt	$—	$11.8
Current Maturities of Long-term Debt and Capital Lease Obligations	1.2	1.4
Long-term Debt and Capital Lease Obligations	1,722.1	1,721.7

Total Debt[1]	$1,723.3	$1,734.9
Cash and Cash Equivalents	231.9	201.3

Net Debt[1]	$1,491.4	$1,533.6

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.